UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2008

EZENIA! INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-25882	04-3114212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Celina Drive, Suite 17-18, Nashua, NH		03063
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (781) 505-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 17, 2008, Ezenia! Inc. (the “Company”) issued a press release announcing the appointment of Kevin M. Hackett as Chief Financial Officer and Corporate Secretary of the Company, responsible for the day-to-day operations and performance of the Company’s finance function.  In this position, Mr. Hackett will serve as principal financial officer and principal accounting officer of the Company, and he will report to Khoa Nguyen, the Company’s Chairman and Chief Executive Officer.   In connection with his appointment, which was effective as of October 6, 2008, Mr. Hackett will receive an option to purchase 90,000 shares of the Company’s common stock subject to approval by the Board of Directors, and Mr. Hackett will receive an annual base salary of $180,000.   Mr. Hackett, age 47, brings more than 25 years of broad experience and skills in finance, investor relations, treasury, administration, management information systems, general and global management to the Company. Prior to joining the Company, Mr. Hackett spent over 12 years at Tyco International Ltd in various positions as Vice-President of Finance, Corporate Controller, Internal Audit Manager, Financial Reporting and Analysis Manager for the Tyco Engineered Products and Services Division. His diverse experience includes positions at Standex International Corporation, Kollmorgen Corporation and Sanders Associates/BAE.

On October 15, 2008, Eugene H. Wolf, Executive Vice President of Operations, gave notice to the President of the Company of his resignation from the Company, effective immediately.  Khoa D. Nguyen, age 54, Chairman and Chief Executive Officer of the Company, will be responsible for the day-to-day operations. Biographical information and other information regarding Mr. Nguyen’s compensatory and other arrangements with the Company is provided in the Company’s definitive proxy statement filed on Schedule 14A with the Securities and Exchange Commission on April 17, 2008 relating to the Company’s Annual Meeting of Stockholders held on May 27, 2008, and such information is hereby incorporated by reference.

Item 7.01 Regulation FD Disclosure.

On October 17, 2008, the Company issued a press release announcing Mr. Hackett’s appointment, a copy of which is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Ezenia! Inc. Press Release, dated October 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZENIA! INC.

Dated: October 17, 2008	By:	/s/ Khoa D. Nguyen
Khoa D. Nguyen
President and Chief Executive Officer